Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 3, 2015, by and between The J. M. Smucker Company, an Ohio corporation, with its principal place of business in Orrville, Ohio (the “Company”), and David J. West (“Executive”), and shall be conditioned upon, and be effective if and only if the Closing(as defined in the Purchase Agreement) occurs. Upon termination of the Purchase Agreement prior to the occurrence of the Closing, this Agreement shall become null and void.

RECITALS

WHEREAS, reference is made to the Agreement and Plan of Merger dated as of February 3, 2015, by and among Blue Acquisition Group, Inc., a Delaware corporation, the Company, SPF Holdings I, Inc., a Delaware corporation, SPF Holdings II, LLC, a Delaware limited liability company, and for the limited purposes set forth therein, Blue Holdings I, L.P. as the Stockholder Representative (the “Purchase Agreement”).

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein, and Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the promises, covenants and agreements of the parties, and the mutual benefits they will gain by the performance of the promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

1. Term of Employment; Duties.

(a) Term of Employment. The Company agrees to employ Executive as its President, Pet SBA and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. For purposes of this Agreement, “Effective Date” shall mean the Closing Date as such term is defined in the Purchase Agreement. The term of employment of Executive under this Agreement shall begin on the Effective Date and continue until April 30, 2016 or until terminated pursuant to Section 4, whichever is earlier (such period, the “Employment Period”). The Company and Executive may mutually agree in writing to amend the terms of this Agreement and extend the Employment Period. As of the Effective Date, the Company shall appoint Executive to serve as an inside director of the Company’s Board of Directors (the “Board”). Thereafter, during the Employment Period, the Company shall use its best efforts to cause Executive to be nominated for re-election to the Board each time that Executive’s term on the Board would otherwise expire, so long as (i) the foregoing is not prohibited by legal or regulatory requirements, and (ii) Executive has not engaged in conduct constituting Cause.

(b) Duties; Location. As President, Pet SBA, Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of executive officers in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company’s Chief Executive Officer (the “CEO”) shall designate from time to time that are not inconsistent with Executive’s position. During the Employment Period, Executive shall report directly to the CEO. During the Employment Period, Executive’s principal work location shall be in the San Francisco, California area, initially at the current location of Pet SBA headquarters. The Company may move the Pet SBA headquarters but shall maintain an office and support staff in the San Francisco, California area, which shall become Executive’s principal place of business. If Executive elects to relocate his principal residence from San Francisco, California to the relocated headquarters of Pet SBA, such location shall become Executive’s principal place of business and Executive’s relocation will be covered by the Company’s relocation plan applicable to similarly situated executives of the Company.

(c) Exclusive Performance of Duties. While employed by the Company, Executive agrees that Executive shall devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder and to the business and affairs of the Company, whether such business is operated directly by the Company or through any affiliate of the Company. Executive further agrees that while employed by the Company and for a period of one (1) year thereafter (the “Restricted Period”), Executive will not, directly or indirectly, provide services on behalf of any competing corporation, company, limited liability company, partnership, joint venture, consortium, or other competing entity or person, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, creditor, corporate officer or director; nor shall Executive acquire, directly or indirectly, by reason of purchase during the Restricted Period the ownership of more than one percent (1%) of the outstanding equity interest in any such competing entity. For purposes of this Agreement, a “competing” entity during the Employment Period is one materially engaged in any of the material businesses in which the Company is engaged during Executive’s employment with the Company, which includes without limitation: (i) dry and canned pet food and pet snacks business in the United States and Canada, (ii) specialty pet food businesses conducted worldwide and (iii) the retail coffee, consumer foods, food service and natural foods businesses conducted worldwide, and after the Employment Period is one that would be a competing entity if the determination were made immediately prior to the employment termination date and the entity is one that is set forth in a letter from the Company to Executive delivered simultaneously herewith. Notwithstanding the foregoing, Executive shall not be prevented from (A) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for -profit companies, (B) participating in charitable, civic, educational, professional, community or industry affairs, and (C) managing Executive’s passive personal investments so long as such activities, in the aggregate, as reasonably determined in good faith by the Company, do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict. If the Company determines that Executive’s activities materially interfere or conflict as provided above, the Company shall notify Executive in writing of such determination and the basis thereof, and Executive, subject to fiduciary obligations, shall promptly take steps to address the Company’s concern.

(d) Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including, without limitation, and any compensation clawback or recoupment policy applicable to similarly situated executives of the Company, as well as by the Company’s Policy on Ethics and Conduct; provided, however, that where the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices or such Policy on Ethics and Conduct, this Agreement shall control, and in particular, no such other policy or practice shall create any basis for a termination of employment for Cause other than as provided herein. For clarity, (i) the Options under Section 2(b), the Bonus under Section 2(c) and the LTIP Bonus under Section 3 shall be subject to clawback and forfeiture to the extent permitted by the plans, programs or policies governing such awards, and (ii) the Deferred Payment under Section 2(e) and the SERP under Section 2(g) shall in no event be subject to clawback or any type of forfeiture whatsoever. No clawback or restrictive covenants shall apply other than as specifically provided for herein.

2. Compensation and Benefits.

(a) Base Salary. Executive shall receive for Executive’s services rendered hereunder an annual base salary of Seven Hundred Fifty Thousand Dollars ($750,000), payable on a bi-weekly basis, less all applicable federal, state or local taxes and other normal payroll deductions. The annual base salary referenced above shall be reviewed annually by the Compensation Committee of the Board (the “Committee”) for any increases, but shall not be decreased below its then current level. The annual base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Inducement Grant. Within thirty (30) calendar days following the Effective Date, subject to the approval of the Committee, Executive shall receive an option grant in the amount of One Hundred Twenty Five Thousand (125,000) options (the “Options”), which Options shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Options will be service and performance based with a three (3) year ratable vesting schedule (33% of the Options will vest, assuming performance objectives are met and subject to continued service through the applicable vesting date, on each of the first three (3) anniversaries of the Effective Date, with objectives established by the Committee in its discretion; provided, that, the applicable performance goals shall be consistent with those applicable to performance-based awards granted to similarly situated executives of the Company). Vested Options shall have an exercise term for the earlier of ten (10) years following the date of the grant or three (3) years following termination of services to the Company either as an employee or a member of the Board. The Options shall not be subject to any restrictive covenants, if any, broader than the covenants set forth in this Agreement.

(c) Annual Bonus. For the fiscal year ending April 30, 2015 (the “FY 2015 Bonus”), Executive’s annual bonus shall equal the sum of (i) for the period from the beginning of the fiscal year through the earlier of (A) April 30, 2015 and (B) the Effective Date, the amount accrued by Big Heart Pet Brands under the Big Heart Pet Brands Annual Incentive Plan applicable to Executive as of immediately prior to the Effective Date, and (ii) (A) if the Effective Date occurs prior to April 30, 2015, for the period from and after the Effective Date through and including April 30, 2015, the target bonus under the Prior Agreement, prorated for such period or (B) if the Effective Date occurs on or after April 30, 2015, zero. The FY 2015 Bonus shall be payable no later than July 15, 2015; provided, however, that if Executive receives the FY 2015 Bonus prior to the Effective Date, no such bonus shall be due under this Agreement. Effective May 1, 2015 and continuing the Employment Period, Executive shall be eligible to participate in the Company’s Management Incentive Plan or any applicable successor plan (the “MIP”) pursuant to the terms and conditions set forth therein. Executive shall be eligible to receive an annual MIP bonus (the “Bonus”) targeted at 100% of Executive’s Base Salary (the “Target Bonus”) with a maximum opportunity equal to 200% of Executive’s Base Salary, subject to the achievement of certain performance goals established by the Committee, which performance goals are consistent with those applicable to annual bonus opportunities for similarly situated executives of the Company. These Bonus targets may be increased (but not decreased) from time to time in accordance with the MIP or at the discretion of the Committee. MIP awards are not guaranteed and actual payment of the Bonus is subject to the performance of the Company and its subsidiaries and Executive’s individual achievements; provided that for the fiscal year ended April 30, 2016, there shall be no individual achievement factor and any discretionary reduction shall be no greater than that which is applied on average to the Company’s named executive officers employed by the Company at the time of the determination of bonuses for the year. The Bonus shall be paid when bonuses are generally paid to the Company’s senior executives but in no event later than July 15th of the calendar year immediately following the applicable fiscal year to which the Bonus relates and shall not require Executive to be employed beyond the last day of the applicable fiscal year.

(d) Retention Award. If Executive remains employed by the Company through April 30, 2016, within ten (10) business days of April 30, 2016 Executive shall receive a cash award in the amount of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Retention Award”), less normal withholdings and deductions.

(e) Deferred Compensation Payment. Sixty (60) days after Executive’s termination of employment by either party for any reason or for no reason, the Company shall pay Executive a lump sum payment equal to Four Million Eight Hundred Thousand Dollars ($4,800,000) (the “Deferred Payment”), less normal withholdings and deductions. Notwithstanding the foregoing, the timing of the payment of the Deferred Payment shall be subject to Section 5 below.

(f) Employee Welfare Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in any group insurance for hospitalization, medical, dental, vision, prescription drug, accident, disability, life or similar plan or program of the Company for senior executives now existing or established hereafter to the extent that Executive is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate and Executive shall be eligible for such programs. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law.

(g) Retirement Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in any 401(k) and retirement plans of the Company now existing or established hereafter to the extent that Executive is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law. Notwithstanding the foregoing, in accordance with the terms of Executive’s employment agreement with the Del Monte Corporation, dated May 13, 2011 (the “Prior Agreement”) Executive shall continue to accrue interest on his vested Supplemental Employee Retirement Plan benefit (the “SERP”) during the Employment Period. The terms of the SERP are set forth on Schedule 1 attached hereto. The SERP shall not be subject to forfeiture. The SERP shall cease to accrue interest upon the earlier of (i) the time as set forth above, and (ii) the value of the SERP reaching Twelve Million Four Hundred Thousand Dollars ($12,400,000).

(h) Vacation. Executive shall be entitled to a period of annual paid vacation time equal to not less than four (4) weeks per year as increased from time to time in accordance with the Company’s vacation policy for senior executives. The days selected for Executive’s vacation shall be mutually agreeable to the Company and Executive. Executive’s eligibility to carryover or to be paid for any portion of Executive’s accrued, but unused vacation shall be subject to the Company policy applicable to employees at a similar level in effect during the term of this Agreement.

(i) Expenses. Subject to compliance with the Company’s normal and customary policies regarding substantiation and verification of business expenses, the Company shall directly pay or shall fully reimburse Executive for all reasonable expenses incurred by

Executive in connection with promoting, pursuing or otherwise furthering the business of the Company and its affiliates.

(j) Supplemental Benefits. During Executive’s employment with the Company, Executive shall be entitled to receive supplemental benefits provided by the Company to similarly situated executives, and shall receive such other supplemental benefits, if any, as may be approved from time to time by the Committee for senior executives generally. Executive understands that any such plans may be modified or eliminated in the discretion of the Company. Executive shall have access to Company planes for business travel on the same basis as similarly situated executives of the Company.

3. Long Term Incentive. Executive shall be eligible to receive an annual award under the Company’s 2010 Equity and Incentive Compensation Plan equal to One Hundred Fifty Percent (150%) of his Salary (the “LTIP Bonus”), which shall be payable in accordance with, pursuant to and on the terms and conditions set forth in the Company’s 2010 Equity and Incentive Compensation Plan, as may be amended and/or restated from time to time (the “LTIP Bonus Plan”), and based on performance objectives established by the Committee, which performance objectives are consistent with those applicable to award opportunities under the LTIP Bonus Plan for similarly situated executives of the Company. For fiscal year 2015, Executive’s LTIP Bonus award will be granted in or around June 2015 and shall vest ratably over four (4) years on the applicable anniversary of the grant date, subject to continued employment through such date and, with respect to the first tranche of the 2015 fiscal year LTIP Bonus only, Executive’s continued service as a member of the Board. To the extent there is a conflict between the terms and provisions of this Agreement and the LTIP Bonus Plan, the terms and provisions of this Agreement shall govern and control. The LTIP Bonus shall not be subject to any restrictive covenants, if any, broader than those set forth in this Agreement.

4. Termination of Employment.

(a) Termination Upon Death. If Executive dies during the Employment Period, the Company shall pay to Executive’s estate, or other designated beneficiary(ies) as shown in the records of the Company, (i) any earned and unpaid Base Salary as of Executive’s employment termination date (which, for purposes of this Section 4(a), shall be the date of Executive’s death) in accordance with the Company’s payroll practices; (ii) accrued but unused vacation time as of the end of the month in which Executive’s employment terminates in accordance with the Company’s vacation policy; (iii) the amount of any unreimbursed expenses described in Section 2(i) hereof, which were incurred by Executive before Executive’s employment termination date; and (iv) all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity, retirement or fringe benefit plan or program or grant or this Agreement (collectively, the benefits and payments described in clauses (i) through (iv), the “Accrued Benefits”). Additionally, the Company shall pay to Executive’s estate, or other designated beneficiary(ies), the following: (i) at the time such bonus would have been paid if Executive was still employed with the Company, a pro rata portion of Executive’s actual Bonus for the year in which Executive’s termination of employment occurs, prorated for Executive’s actual employment period during such year and based on actual performance (the “Pro-Rata Bonus”); (ii) any Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of Executive’s termination, payable at the time such bonus would have been paid if Executive were still employed by the Company (the “Prior Year’s Bonus”); (iii) the Retention Award (to the extent not previously paid) in a lump sum sixty (60) days after death; and (iv) the Deferred Payment in a lump sum sixty (60) days after death. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. In addition, the Options that would vest on the next vesting date shall become fully vested as to the service requirement. Any other Options that are unvested as of the employment termination date shall be forfeited. Any Options that are vested as of the employment termination date shall remain exercisable by Executive’s estate or designated beneficiary(ies) until the earlier of the expiration of the Option term and the third (3rd) anniversary of Executive’s death. The Company will pay out the accrued amount of the SERP as of the date of Executive’s death, and the tranche of the LTIP Bonus that would next vest shall vest and the remaining tranche(s) of the LTIP Bonus will be forfeited. Executive will not be entitled to any payments or benefits under any other severance plan, policy or program, except as provided in this Section 4(a).

(b) Termination Upon Disability. The Company may terminate Executive’s employment in the event Executive suffers a Disability (as defined below) upon thirty (30) days’ prior written notice of termination by the Company to Executive while Executive is Disabled. For purposes of this Agreement, “Disability” shall be defined as the failure of Executive to have performed the essential functions of Executive’s position hereunder due to a physical or mental injury, infirmity or incapacity for six (6) consecutive months. In the event that Executive’s employment is terminated pursuant to this Section 4(b), Executive (or Executive’s legal representative, if applicable) shall be entitled to receive the Accrued Benefits, including, without limitation, any long term disability benefits under the applicable benefit plans of the Company to the extent Executive qualifies for such benefits and the Deferred Payment in a lump sum sixty (60) days after Disability termination. In addition, subject to Executive materially complying with sections 1(c), 7 and 8 of the Agreement and Executive’s execution and non-revocation of a release in the form attached hereto as Appendix A, but with such changes, if any, as counsel to the Company reasonably recommends based on changes in the law or Federal or state regulations to make such release enforceable (the “Release”), the Company also shall provide to Executive (or Executive’s legal representative, if applicable), the following: (i) the Pro-Rata Bonus; (ii) the Prior Year’s Bonus; and (iii) the Retention Award (to the extent not already paid). All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. The Options that would vest on the next vesting date shall become fully vested as to any service requirement. Any other Options that are unvested as of the employment termination date shall be forfeited. Any Options that are vested as of the employment termination date shall remain exercisable by Executive until the earlier of the expiration of the Option term and the third (3rd) anniversary of Executive’s termination of employment. The Company will pay out the accrued amount of the SERP in a lump sum sixty (60) days after Disability termination, and the tranche of the LTIP Bonus that would next vest shall vest and the remaining tranche(s) of the LTIP Bonus will be forfeited. Executive will not be entitled to any other payments or benefits under any other severance plan, policy or program, except as provided in this Section 4(b).

(c) Voluntary Termination without Good Reason. Executive may voluntarily terminate Executive’s employment with the Company without Good Reason at any time upon written notice to the Company. In the event that Executive’s employment is terminated under this Section 4(c), Executive shall be entitled to receive the Accrued Benefits. In addition, the Company also shall provide to Executive the following: (i) the Deferred Payment in a lump sum sixty (60) days after termination; and (ii) the accrued amount of the SERP in a lump sum sixty (60) days after termination. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. The Options, to the extent not vested, will be forfeited; Executive will not be eligible for the Retention Award; and the LTIP Bonus, to the extent not vested, will be forfeited, except that the first tranche of the 2015 fiscal year LTIP Bonus shall continue to vest while Executive is a member of the Board if the termination occurs between April 30, 2016 and the vesting date of the first tranche. Executive will not be entitled to any other payments or benefits under any other severance plan, policy or program, except as provided for in this Section 4(c).

(d) Termination for Cause.

(i) Termination; Payment of Accrued Benefits. The Company may terminate Executive’s employment with the Company at any time for “Cause” (as defined below). In the event that Executive’s employment is terminated for Cause under this Section 4(d), Executive shall be entitled to receive the Accrued Benefits. In addition, the Company also shall provide to Executive the following: (i) the Deferred Payment in a lump sum sixty (60) days after termination; and (ii) the accrued amount of the SERP in a lump sum sixty (60) days after termination. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. The Options will be forfeited; Executive will not be eligible for the Retention Award; and the LTIP Bonus will be forfeited. Executive will not be entitled to any other payments or benefits under any other severance plan, policy or program, except as provided for in this Section 4(d).

(ii) Definition of Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon the occurrence of any of the following: (A) a material breach by Executive of the terms of this Agreement, and such breach is not cured, to the extent curable, within ten (10) days following the date written notice is delivered to Executive by the Company; (B) any intentional act of theft or misappropriation of funds or property of similar import involving the Company or any affiliate; (C) any act of embezzlement, intentional fraud or similar willful misconduct by Executive involving the Company or any affiliate; (D) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by Executive; (E) any damage of a material nature to the business or property of the Company or any affiliate caused by Executive’s willful misconduct or gross negligence; or (F) Executive’s failure to attempt in good faith to follow any specific lawful instructions given to Executive in connection with the performance of Executive’s duties for the Company or any affiliate within ten (10) days after written notice of such failure. No act or failure to act by Executive shall be deemed to constitute “Cause” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Executive shall not be terminated for “Cause” unless reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board, and thereafter whether or not an event giving rise to “Cause” has occurred will be determined by the Board reasonably and in good faith; provided, that any such determination by the Board shall be subject to de novo review by the arbitrator pursuant to Section 11(j) based on the facts thereof.

(e) Termination Without Cause.

(i) Termination; Payment of Accrued Benefits. The Company at any time upon written notice may terminate Executive’s employment without Cause. In the event Executive’s employment is terminated without Cause, Executive shall receive payment of the Accrued Benefits.

(ii) Payment of Severance Benefits. In the event Executive’s employment is terminated without Cause under this Section 4(e), the Company also shall provide to Executive as severance:

(A) subject to Executive’s execution and non-revocation of the

Release and Executive’s material compliance with Sections 1(c), 7 and 8 of the Agreement, a lump sum payment in an amount equal to the remainder of Executive’s then Base Salary through the fiscal year;

(B) subject to Executive’s execution and non-revocation of the Release and Executive’s material compliance with Sections 1(c), 7 and 8 of the Agreement, the Retention Award (to the extent not already paid), payable in a lump sum on the sixtieth (60th) day following termination;

(C) the Deferred Payment, payable in a lump sum on the sixtieth (60th) day following termination, subject to Section 5 below;

(D) the accrued amount of the SERP as of the date of Executive’s termination, payable in a lump sum on the sixtieth (60th) day following termination;

(E) subject to Executive’s execution and non-revocation of the Release and Executive’s material compliance with Sections 1(c), 7 and 8 of the Agreement, the Pro-Rata Bonus and the Prior Year’s Bonus, each payable when such amounts would have been paid to Executive had Executive been employed on the applicable payment date;

(F) subject to Executive’s execution and non-revocation of the Release and Executive’s material compliance with Sections 1(c), 7 and 8 of the Agreement, following the coverage termination date under Employer’s group medical, life and long-term disability insurance plans, Executive, his spouse and his dependents shall be entitled to continuation of coverage (the Company will pay for the first three (3) months of medical coverage) pursuant to any statutory rights Executive may then have for such continuation coverage (whether under part VI of Subtitle B of Title I of the Executive Retirement Income Security Act of 1974, as amended, or Section 4980B of the Internal Revenue Code of 1986, as amended, or otherwise);

(G) subject to Executive’s execution and non-revocation of the Release and Executive’s material compliance with Sections 1(c), 7 and 8 of the Agreement, any Options that would vest on the next vesting date shall be vested as to the service requirement and any other Options that are unvested as of the employment termination date shall be forfeited; any Options that are vested as of the employment termination date shall remain exercisable by Executive until the earlier of the expiration of the Option term and the third (3rd) anniversary of Executive’s termination of employment; and

(H) subject to Executive’s execution and non-revocation of the Release and Executive’s material compliance with Sections 1(c), 7 and 8 of the Agreement, the tranche of the LTIP Bonus that would become vested in the year of Executive’s termination shall vest and the remaining tranche(s) of the LTIP Bonus will be forfeited.

All of the foregoing payments and benefits in this Paragraph 4(e) shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Executive will not be entitled to any payments or benefits under any other severance plan, policy or program, except as provided for in this Section 4(e).

(f) Termination for Good Reason.

(i) Termination; Payment of Accrued Benefits and Severance.

Notwithstanding anything in this Section 4 to the contrary, Executive may voluntarily terminate Executive’s employment with the Company for “Good Reason” (as defined below). In the event Executive’s employment is terminated for Good Reason under this Section 4(f), Executive shall receive the payments and benefits set forth in Section 4(e), subject to the terms and conditions set forth therein, including, without limitation, for items other than (C) and (D), Executive’s execution and non-revocation of the Release and Executive’s material compliance with Sections 1(c), 7 and 8, where applicable. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any.

(ii) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (A) a material adverse change in Executive’s title, position, duties, authorities and responsibilities; (B) a material reduction in Executive’s Base Salary or Bonus opportunity Executive is eligible to earn under the MIP, provided, however, that nothing herein shall be construed to guarantee Executive’s Bonus for any year if the applicable performance targets are not met; (C) a material reduction in the aggregate health and welfare benefits provided to Executive pursuant to the health and welfare plans, programs and arrangements in which Executive is eligible to participate; (D) Executive being required to report to another person other than the CEO; (E) relocation of Executive’s principal place of business by more than fifty (50) miles from its then current location; or (F) a material breach by the Company of the terms of this Agreement, including, without limitation, the removal of Executive from the Board by the Company, other than as a result of conduct constituting Cause, or the failure by the Company to nominate Executive for re-election to the Board (except as provided in Section 1(a) above). A termination for Good Reason shall not occur unless: (i) Executive provides the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, (ii) the Company fails to cure such Good Reason event(s) within thirty (30) days following receipt of such notice to cure such circumstances in all material respects, and (iii) following the Company’s failure to cure during the thirty-(30) day cure period, Executive terminates employment no later than one hundred twenty (120) days after the expiration of the such period.

5. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modification to the minimum extent reasonably appropriate to comply with Code Section 409A; provided, that this provision shall not require the Company to incur any additional costs with respect to any such arrangements. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A; provided, that this provision shall not require the Company to incur any additional costs with respect to any such arrangements.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. The Company shall be permitted to accelerate any payment that is considered nonqualified deferred compensation under this Agreement by the Company to the federal government for any benefits payable under the Agreement to make payments on behalf of Executive of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such FICA amount. Any acceleration permitted under Treas. Reg. § 1.409A-3(j)(4) may be made with respect to any payment under the Agreement in the Company’s good faith discretion.

6. Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and/or Big Heart Pet Brands and their respective subsidiaries. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. Executive shall also be indemnified and held harmless in respect of actions taken or not taken on behalf of his prior employer prior to the Effective Date hereof in accordance with the indemnity agreements (including the Prior Agreement) that were applicable. These obligations shall survive the termination of Executive’s employment with the Company.

7. Proprietary Information Obligations. During Executive’s employment by the Company, Executive will have access to and become acquainted with the Company’s confidential and proprietary information, including but not limited to information or plans regarding the Company’s customer relationships; personnel; technology and intellectual property; sales, marketing and financial operations and methods; and other compilations of information, records and specifications, and may have access to and become acquainted with the confidential and proprietary information of The J. M. Smucker Company or its respective affiliates (collectively “Proprietary Information”). Except in the good faith performance of Executive’s duties hereunder or as authorized in writing by the Company, Executive shall not disclose any Proprietary Information of the Company, or of any affiliate, directly or indirectly, to any person, firm, company, Company or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such Proprietary Information for Executive’s own purposes or for the benefit of any person, firm, company, Company or other entity (except the Company and any affiliate) under any circumstances, during or after the term of this Agreement. Proprietary Information shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose required by law or in any judicial or administrative process with subpoena power (in which case, Executive shall give the Company prompt notice under the circumstances and reasonably cooperate, to the extent allowed under applicable law, with the Company if it determines to attempt to resist such disclosure). All files, records, documents, computer-recorded or electronic information and similar items relating to the business of the Company or any affiliate, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of the Company or the affiliate, respectively, and Executive agrees to return all property of the Company or the affiliate in Executive’s possession and under Executive’s control immediately upon any termination of Executive’s employment, and no copies thereof shall be kept by Executive (except that Executive’s personal rolodex shall not be deemed property of the Company).

8. Noninterference; Limited Non-Solicitation. In consideration of the terms hereof, Executive agrees that, during the Restricted Period, except in the good faith performance of his duties hereunder, Executive will not directly or indirectly, either on Executive’s own account or for any company, limited liability company, partnership, joint venture or other entity or person (including, without limitation, through any existing or future affiliate), solicit any employee of the Company or any existing or future affiliate to leave his or her employment or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Company or any existing or future affiliate, if any. Notwithstanding the foregoing, the provisions of this Section 8 shall not be violated by (a) general advertising or solicitation not specifically targeted at Company-related persons or entities (b) Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (c) actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

9. Injunctive Relief. Executive acknowledges and agrees that: (a) the purposes of Sections 1(c), 7 and 8 of this Agreement (the “Executive Covenants”) are to protect the ownership interests in and/or goodwill of the Company and its subsidiaries, including Big Heart Bet Brands and its subsidiaries, and the Proprietary Information, including such information derived in connection with the acquisition of Big Heart Pet Brands by the Company, and to prevent Executive from interfering with the business of the Company and its subsidiaries, including Big Heart Pet Brands and its subsidiaries; (b) (i) the Executive Covenants are being given in part in consideration for the consideration being received by Executive as a result of the transactions contemplated by the Purchase Agreement, (ii) such transaction is a transaction described in Section 16601 of the California Business and Professions Code and (iii) Executive is a selling shareholder of all of Executive’s ownership interests in the Company for purposes of said Section 16601 of the California Business and Professions Code. Accordingly, the parties hereto agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Sections 1(c), 7 or 8 of this Agreement by Executive, and in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.

10. Warranties and Representations. Executive hereby represents and warrants to the Company that:

(a) Executive acknowledges and agrees that Executive considers the restrictions set forth in Sections 1(c), 7 and 8 hereof to be reasonable both individually and in the aggregate, and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the Company’s legitimate interests. It is the desire and intent of Executive and the Company that the provisions of Sections 1(c), 7 and 8 shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The Company and Executive further agree that if any particular provision or portion of Sections 1(c), 7 and 8 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company and Executive further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid, and Executive and the Company empower a court of competent jurisdiction to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties’ intent to grant the Company the maximum allowable protection consistent with the applicable law and facts.

(b) In the event a court of competent jurisdiction or the arbitrator in accordance with Section 11(j) (collectively a “Court”) has determined that Executive has materially violated the provisions of Section 1(c), 7 or 8 of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall be extended for the period of time from the date such violation commenced through the date that the Court determines that such violation has permanently ceased.

(c) Executive is not now under any obligation of a contractual or quasi- contractual nature known to Executive that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of Executive’s obligations hereunder. The Company acknowledges that the Company has reviewed the limitations of Executive’s post-employment obligations in Executive’s employment agreement and equity award agreements with his current employer, and that such post-employment obligations shall not be considered to limit or impair Executive’s performance of his obligations hereunder.

(d) Executive has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

11. Miscellaneous.

(a) Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, including without limitation, by facsimile (with confirmation of receipt and a confirmation copy sent by U.S. Mail or overnight delivery), the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received): (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

To the Company:

c/o The J.M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667

Attn: General Counsel

Email: jeannette.knudsen@jmsmucker.com

To Executive:

The most recent home address for Executive as set forth in the Company’s personnel records.

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

(c) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Signatures may be exchanged by electronic facsimile with machine evidence of transmission.

(d) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and the Company’s successors and assigns. Executive may not assign any of Executive’s duties or rights under this Agreement without the prior written consent of the Company, which consent will not unreasonably be withheld. The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. Except for Executive’s estate or designated beneficiary or legal representative under Section 4(a) or Section 4(b), nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(e) Attorneys’ Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, in addition to any other relief to which Executive or the Company may be entitled, the prevailing party, as determined by to the fact finder (i.e., the arbitrator or judge), shall be entitled to the award of legal fees to the extent determined appropriate by the applicable fact finder, provided that the limit on any such award shall be one percent (1%) of the net worth of the party against whom such award is made.

(f) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Ohio, except as otherwise provided in Section 11(b) above.

(h) Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all appropriate actions, and to cause to take or to be taken, all things necessary, proper or advisable under applicable laws to effect the transactions contemplated by this Agreement, including without limitation, execution and delivery to the Company of such representations in writing as may be requested by the Company in order for it to comply with applicable federal and state securities laws.

(i) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit, including severance, payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

(j) Arbitration. Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company, other than injunctive relief under Section 9 above, shall be settled exclusively by arbitration, conducted before a single arbitrator in San Francisco, California (applying Ohio law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitration costs shall be borne entirely by the Company and each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, subject to Section 11(e) hereof.

(k) No Mitigation; No Set Off. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer. Except as expressly provided in this Agreement or required by law, the Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment.

(l) At-Will Employment. Executive understands and agrees that Executive’s employment with the Company is at-will, which means that either Executive or the Company may, subject to the terms of this Agreement, terminate this Agreement at any time with or without Cause. Any modification of the at-will nature of this Agreement must be in writing and executed by Executive and the Company.

(m) Ongoing Obligations. Executive acknowledges that the Company and Executive have ongoing rights and obligations relating to intellectual property and confidential information of the Company, together with fiduciary rights and obligations, which will survive the termination of Executive’s employment. Section 1(c) and Sections 4 through 11 of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement. In addition, the provisions of Section 7 of the Prior Agreement shall survive termination of the Prior Agreement.

12. Entire Agreement. This Agreement, including any documents incorporated by reference herein, contains the Company’s entire understanding with Executive related to the subject matter hereof, and supersedes and preempts any prior or contemporaneous understandings, agreements (including the Prior Agreement, except with respect to Section 2(f) and Appendix A thereof, to the extent incorporated in Section 2(g) hereof and Schedule 1 attached hereto), or representations by or between the parties, or by or between Executive, The J. M. Smucker Company or its affiliates, written or oral; provided, that the compensation and benefits provided for in this Agreement shall be subject to any applicable compensation clawback or recoupment policies applicable to similarly situated executives of the Company, subject to the limitations set forth herein. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, except to the extent that Executive participated in, and is still due, as of the date hereof, a benefit under, any employee or executive benefit plan or program of the Company (excluding for the avoidance of doubt any severance benefits under any Company severance plan or policy), are hereby terminated and shall be of no future force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first written above.

COMPANY:

The J. M. Smucker Company

By:	/s/ Richard K. Smucker
Richard K. Smucker
Its:	Chief Executive Officer

EXECUTIVE:

/s/ David J. West
David J. West

Schedule 1

SERP Benefit

The SERP referred to in Section 2(g) of the Agreement to which this Schedule 1 is attached shall have the following terms (any capitalized terms used but not defined in this Schedule 1 shall have the meanings ascribed thereto in the Agreement):

Initial SERP Benefit: As of May 13, 2011 (the “Start Date”), the SERP had a value of $7.1 million (the “Initial Benefit”).

SERP Accrual through End of Year 5: The Initial Benefit has accrued interest of 11.8% (the “Interest Factor”) at the end of each 3-month period of the 60-month period following the Start Date (each 3-month period, a “SERP Period”), such that as of the 5th anniversary of the Start Date, the SERP Benefit shall equal $12.4 million (his “5-Year Benefit”).

SERP Vesting: The Company and Executive acknowledge that the SERP became fully vested prior to the Effective Date of the Agreement.

Effect of Termination of Employment: Upon any termination of Executive’s employment following the Effective Date, Executive shall be entitled to receive a lump sum payment equal to the Initial Benefit, as increased by the Interest Factor for each SERP Period completed prior to such termination of employment, but with a maximum of $12.4 million.

For the avoidance of doubt, no actions or calculations under the SERP occurring after the 5th anniversary of the start date shall reduce the amount of the 5-Year Benefit.

Any payment of the SERP Benefit shall be subject to tax withholding.

Appendix A

RELEASE

To obtain the lump sum severance and other benefits as set forth in the Employment Agreement to which this release is attached (the “Agreement”), David J. West (“you”) must agree to release and waive certain claims against the Company. The following paragraphs are your release and waiver (the “Release”).

In consideration for your receipt of the lump sum payment and benefits, you hereby forever waive and release any claims and rights you may have against the Company and its predecessors, affiliates, successors and assigns, as well as each of their respective past and present officers, directors, employees, agents, attorneys and shareholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known and unknown, suspected or unsuspected, that you had, now have, or hereinafter claim to have against the Released Parties, which arise from or are in connection with your employment or the termination of your employment or which arise from or are in connection with any employment action taken, or not taken, affecting your employment with the Company, and based on any other conduct occurring prior to your signing this Release.

This Release includes, but is not limited to, any claims or actions arising under Title VII of the Federal Civil Rights Act, the Rehabilitation Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment And Retraining Notification Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, all State and Federal civil rights laws, all State and Federal wage and hour laws, all as amended, public policy, contract (whether oral or written, express or implied) or tort law, as well as any other federal, state or local constitution, statute or common law right and claims for compensation, wages or benefits, except as set forth below, whether any such right or claim is known or unknown, actual or potential, statutory or non-statutory. Such release and waiver does not include any rights or claims (i) you might have to workers’ compensation benefits under the workers’ compensation laws; (ii) based on conduct which occurs subsequent to your executing this Release; (iii) to the payments described in Sections 2(d), (e) and (g) and Sections 4(b), (e) and (f) of the Agreement; (iv) under Section 5 and 6 of the Agreement; (v) of indemnification, advancement and reimbursement of legal fees and directors and officers liability insurance to which you are entitled under the Agreement or the Prior Agreement (as defined in the Agreement); and (vi) to the vesting and exercise of any equity awards pursuant to the terms of the applicable equity award agreement and applicable equity plan. Nothing in this Release shall be construed as prohibiting you from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”) or other government agency or participating in any investigation or proceeding conducted by the EEOC or other government agency. This Release shall not be construed in any manner to waive any rights or benefits that may not be waived pursuant to applicable law.

You further agree that you shall not accept any award, damages, recovery or settlement from any proceeding brought by you or on your behalf pertaining to your employment with the Company, or your separation.

By this Release, you hereby expressly waive all rights afforded by Section 1542 of the Civil

Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, you understand and agree that this Release is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Released Parties, and this Release extinguishes those claims. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, the right to indemnification under California Labor Code Section 2802, nor your rights to (i) indemnification under the laws of the State of Ohio, and the Company’s Certificate of Incorporation and Bylaws and under any insurance maintained by the Company for your benefit, (ii) employee benefits under an plan or program maintained by the Company in which you participated and are vested in and due a benefit (excluding for the avoidance of doubt any severance benefits under any Company severance plan or policy), or (iii) your rights to enforce the terms of the Agreement.

By agreeing to the terms set forth in this Release, you understand and agree that you (1) have had at least [twenty-one (21) or forty-five (45)] days within which to consider this Release before signing this Release; (2) have carefully read and fully understand all of the provisions of this Release; (3) are, through this Release, releasing the Released Parties, from any and all claims, including but not limited, any right or claim you may have under the ADEA against one or any of them; (4) are knowingly and voluntarily agreeing to all of the terms set forth in this Release; (5) are knowingly and voluntarily intending to be legally bound by the provisions set forth herein; (6) were advised and hereby are advised in writing to consider the terms of this Release and consult with an attorney of your choice prior to agreeing to the terms set forth herein; (7) have been given a full seven (7) days following your signing of this Release to revoke it and have been and hereby are advised in writing that this Release shall not become effective or enforceable until the seven (7)-day revocation period has expired; (8) understand that rights and claims under the ADEA that may arise after the date this Release is signed by you are not being waived; and (9) acknowledge that the consideration given for this Release is in addition to anything of value to which you are already entitled.

Intending to be legally bound hereby, this Release has been duly executed by the undersigned on the              day of             , 20    .

David J. West	[Date]